Exhibit 99.1

News

Intellinetics, Inc. Reports Second Quarter Results

Revenue and Channel Growth Accelerating

COLUMBUS, OH – (August 17, 2015) – Intellinetics, Inc. (OTCQB: INLX), an Enterprise Content Management (ECM) software company focused on cloud-based document solutions for the Small to Medium Business (SMB) market, announced financial results for the second quarter ended June 30, 2015.

First Quarter Key Metrics Trending Positively

•	Revenue increased 80%
•	Adjusted EBITDA improving
•	3rd consecutive quarter of revenue growth

Summary - Second Quarter Results

Revenues for the three months ended June 30, 2015 were $587,170, as compared with $326,352 for the same period in 2014, an increase of $260,818, or 80%, primarily attributable to increases in revenues from the sale of software, software as a service and professional services. Overall gross margins were 79% and 79% for the three months ended June 30, 2015 and 2014, respectively. Revenues for the six months ended June 30, 2015 were $1,170,945, as compared with $625,535, an increase of $545,410, or 87%. Overall gross margins were 80% and 79% for the six months ended June 30, 2015 and 2014, respectively.

Intellinetics reported a net loss of $642,742 and $372,714 for the three months ended June 30, 2015 and 2014, respectively, representing an increase in net loss of $270,028, or 72%. For the six months ended June 30, 2015 and 2014, Intellinetics reported a net loss of $851,599 and $776,536, respectively, an increase of $75,063. The total increase in loss was non-cash and was attributable to the $395,000 in the fair value of stock options vested and the increase in interest expense of $88,000 from increased debt for the six months ended June 30, 2015.

Matthew L. Chretien, President and CEO of Intellinetics, stated, “We saw the expected increase in net-new sales from our existing channel. We continue to profile and recruit the largest, best-performing office solution providers who focus on small to medium businesses (SMB’s) to add to our network. In this regard, while we increased sales within existing partners in Q2, we also closed two new channel partners adding 77 new sales people and 18,300 active customers to our growing channel. Partner sales training, enablement, and automation are additional focus areas we are targeting to increase revenue contributions per partner.”

Murray Gross, Chairman of the Board, stated, “Adjusted EBITDA loss for the second quarter was $149,358, compared with a loss of $310,312 in the second quarter last year, a 52% improvement. For the six month period the adjusted EBITDA improvement was 60%.

IntelliCloudTM – Powered by the Intel® NUC

The Intellinetics’ IntelliCloud Program provides turnkey document workflow solutions for SMB’s through a growing network of partners who target the mid-market. Partners simply attach IntelliCloud to the software, hardware, and/or services they already sell to existing customers and deliver more value to the customer and create new / recurring revenue streams for themselves…and us, all without the sales or technical complexity of other less effective options in the market.

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Non-GAAP Financial Measure

Intellinetics uses non-GAAP Adjusted EBITDA as supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of a company. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. Intellinetics urges investors to review the reconciliation of non-GAAP Adjusted EBITDA to the comparable GAAP Net Loss, which is included in this press release, and not to rely on any single financial measure to evaluate Intellinetics’ financial performance.

We believe that Adjusted EBITDA is a useful performance measure and is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone. We define “Adjusted EBITDA” as earnings before interest expense, income taxes, depreciation and amortization expense, and other non-cash expenses such as amortization of beneficial conversion option and stock option compensation expense.

Reconciliation of Net Loss to Adjusted EBITDA:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Net Loss - GAAP	$(642,742)	$(372,714)	$(851,599)	$(776,536)
Interest expense, net *	95,711	55,592	191,611	103,596
Depreciation & Amortization	2,673	6,810	6,051	13,740
Stock option compensation	395,000	-	395,000	-
Adjusted EBITDA	$(149,358)	$(310,312)	$(258,937)	$(659,200)

*  Interest expense includes amortization of beneficial conversion option and deferred financing costs

About Intellinetics, Inc.

Intellinetics, Inc. is a Columbus, Ohio-based ECM software company. Intellinetics partnered with Intel to create the IntelliCloud Channel Program that makes it easy to add turnkey document workflow solutions to the copiers, productivity software and services they already provide.  IntelliCloud provides dealers a “deploy once, use many” innovation where one IntelliCloud customer sale/activation creates endless possibilities to add other software applications that deliver more value and increase revenue.  For additional information, please visit: http://www.intel.com/intellicloud or www.intellinetics.com

Cautionary Statement

Statements in this press release which are not purely historical, including statements regarding Intellinetics’ intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company’s cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Intellinetics disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Intellinetics and its Affiliates on its website or at www.intellinetics.com or at www.sec.gov.

Contact:

Matthew L. Chretien, President and CEO

Intellinetics, Inc.

614-921-8170 matt@intellinetics.com

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INTELLINETICS, INC. and SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014

Revenues:
Sale of software	$147,723	$4,496	$337,760	$12,496
Software as a service	60,966	41,028	117,505	80,470
Software maintenance services	231,939	212,000	460,610	422,522
Professional services	92,782	47,350	175,020	76,774
Third Party services	53,760	21,478	80,050	33,273

Total revenues	587,170	326,352	1,170,945	625,535

Cost of revenues:
Sale of software	19,704	1,260	67,226	7,704
Software as a service	11,764	6,941	22,674	13,870
Software maintenance services	31,451	31,076	62,459	62,823
Professional services	23,593	10,627	44,111	20,338
Third Party services	35,933	18,631	39,512	27,228

Total cost of revenues	122,445	68,535	235,982	131,963

Gross profit	464,725	257,817	934,963	493,572

Operating expenses:
General and administrative	791,404	443,077	1,157,245	911,547
Sales and marketing	217,679	125,052	431,655	241,225
Depreciation	2,673	6,810	6,051	13,740

Total operating expenses	1,011,756	574,939	1,594,951	1,166,512

Loss from operations	(547,031)	(317,122)	(659,988)	(672,940)

Other income (expense)
Derivative gain	-	-	-
Interest expense, net	(95,711)	(55,592)	(191,611)	(103,596)

Total other income (expense)	(95,711)	(55,592)	(191,611)	(103,596)

Net loss	$(642,742)	$(372,714)	$(851,599)	$(776,536)

Basic and diluted net loss per share:	$(0.09)	$(0.06)	$(0.12)	$(0.11)

Weighted average number of common shares
outstanding - basic and diluted	7,123,024	6,765,930	7,123,024	6,765,930